FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371
Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES SECOND QUARTER 2007 RESULTS
CHICAGO, July 27, 2007 — CNA Surety Corporation (NYSE:SUR) today reported net income for the second quarter of 2007 of $21.9 million, or $0.50 per diluted share, compared to $19.5 million, or $0.45 per diluted share, for the same period in 2006. The increase in net income reflects higher earned premium, higher net investment income, and the impacts of lower loss and expense ratios, partially offset by net realized investment losses.
“We are pleased to report another quarter of strong operating performance”, said John F. Welch, President and Chief Executive Officer. “Our combined ratio dipped below 80 percent for the quarter — a clear reflection of our focus on consistent, disciplined underwriting and expense management.”
For the quarter ended June 30, 2007, gross written premiums increased 6% to $125.9 million as compared to the quarter ended June 30, 2006. Contract surety gross written premiums increased 8% to $84.9 million primarily due to steady demand as a result of the strong construction economy and the success of our small contractor product. Large and small commercial surety gross written premiums, as well as related fidelity and other gross written premiums, increased slightly for the quarter. Net written premiums increased 6% to $116.2 million from the second quarter of 2006.
For the quarter ended June 30, 2007, the loss, expense, and combined ratios improved to 25.4 percent, 54.0 percent, and 79.4 percent, respectively, compared to 25.7 percent, 55.1 percent, and 80.8 percent, respectively, for the same period in 2006. The current ratios reflect lower reinsurance costs, strong premium growth and continued focus on expense management.
Net investment income for the quarter ended June 30, 2007 was $10.8 million compared to $10.0 million during the second quarter of 2006 due to the increase in invested assets and higher yields. The annualized pre-tax yields were 4.6% and 4.5% for the three months ended June 30, 2007 and 2006, respectively. Net realized investment losses were $0.8 million for the quarter ended June 30, 2007 compared to net realized investment gains of $0.1 million in the same period of 2006. This decrease was primarily due to the recognition of impairment losses on certain fixed income securities in the current quarter.
Six Month Results
Net income for the six months ended June 30, 2007 was $42.6 million, or $0.96 per diluted share, compared to $37.5 million or $0.86 per diluted share, for the same period in 2006. The increase in net income reflects higher earned premium, higher net investment income, and the impacts of lower loss and expense ratios, partially offset by net realized investment losses.
For the six months ended June 30, 2007, gross written premiums increased 5% to $244.4 million as compared to the six month period ended June 30, 2006. Gross written premiums for contract surety increased 8% to $158.0 million primarily due to steady demand as a result of the strong construction economy and the success of our small contractor product. Both large and small commercial surety gross written premiums increased slightly for the first half of 2007. Fidelity and other premiums decreased by 2% due to the lingering effects of the loss of a large notary program in the first quarter of 2006. Ceded written premiums decreased $1.6 million to $19.4 million for the first six months of 2007 compared to the same period last year. This decrease reflects lower costs for reinsurance for a specific account and savings on the core reinsurance program. Net written premiums increased 7% to $225.0 million.
For the six months ended June 30, 2007, the loss, expense, and combined ratios improved to 25.4 percent, 54.4 percent, and 79.8 percent, respectively, compared to 25.7 percent, 55.3 percent, and 81.0 percent, respectively, for the same period in 2006. The current ratios reflect lower reinsurance costs, strong premium growth and continued focus on expense management.
For the six months ended June 30, 2007, net investment income increased 12% to $21.5 million compared to $19.2 million for the same period in 2006. The increase reflects the impact of higher overall invested assets and higher yields. The annualized pre-tax yields were 4.6% and 4.5% for the six months ended June 30, 2007 and 2006, respectively. Net realized investment losses were $0.6 million for the first six months of 2007 compared to net realized investment gains of $0.1 million in the same period of 2006. The net realized investment losses in the current year were due to the recognition of impairment losses on certain fixed income securities, partially offset by net realized investment gains on the sale of other fixed income securities.
As of June 30, 2007, stockholders’ equity increased by 6% from December 31, 2006, to $601.2 million due to net income in the first half of 2007, partially offset by adverse changes in the market value of investments driven by higher interest rates. Combined statutory surplus totaled $386.8 million at June 30, 2007, resulting in a net written premium to statutory surplus ratio of 1.1 to 1.0.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
NOTE: A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on July 27, 2007. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 888-515-2235. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=41066 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on July 27th until 1:00 p.m. (EDT) on August 10, 2007 by dialing 888-203-1112, pass code 4716058 or over the Internet at the foregoing websites.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating Results:

Gross written premiums	$125,939	$119,314	$244,353	$232,043

Net written premiums	$116,215	$109,197	$224,990	$211,103

Revenues:
Net earned premiums	$105,687	$97,041	$203,990	$188,929
Net investment income	10,763	10,017	21,464	19,171
Net realized investment (losses) gains	(830)	87	(551)	105

Total revenues	$115,620	$107,145	$224,903	$208,205

Expenses:
Net losses and loss adjustment expenses(1)	$26,854	$24,945	$51,797	$48,541
Net commissions, brokerage and other underwriting expenses	57,020	53,514	110,918	104,427
Interest expense	728	1,012	1,449	1,964

Total expenses	$84,602	$79,471	$164,164	$154,932

Income before income taxes	31,018	27,674	60,739	53,273

Income tax expense	9,124	8,185	18,096	15,783

Net income	$21,894	$19,489	$42,643	$37,490

Basic earnings per common share	$0.50	$0.45	$0.97	$0.86

Diluted earnings per common share	$0.50	$0.45	$0.96	$0.86

Basic weighted average shares outstanding	43,938	43,519	43,959	43,545

Diluted weighted average shares outstanding	44,217	43,765	44,248	43,788

See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data and ratios)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Underwriting Results:

Gross written premiums:
Contract	$84,873	$78,758	$158,016	$146,202
Commercial	33,457	33,017	69,687	68,872
Fidelity and other	7,609	7,539	16,650	16,969

	$125,939	$119,314	$244,353	$232,043

Net written premiums:
Contract	$76,073	$69,691	$140,520	$127,403
Commercial	32,533	31,967	67,820	66,731
Fidelity and other	7,609	7,539	16,650	16,969

	$116,215	$109,197	$224,990	$211,103

Net earned premiums	$105,687	$97,041	$203,990	$188,929
Net losses and loss adjustment expenses(1)	26,854	24,945	51,797	48,541
Net commissions, brokerage and other underwriting expenses	57,020	53,514	110,918	104,427

Underwriting income	21,813	18,582	41,275	35,961
Net investment income	10,763	10,017	21,464	19,171
Net realized investment (losses) gains	(830)	87	(551)	105
Interest expense	728	1,012	1,449	1,964

Income before income taxes	31,018	27,674	60,739	53,273
Income tax expense	9,124	8,185	18,096	15,783

Net income	$21,894	$19,489	$42,643	$37,490

Loss ratio(1)	25.4%	25.7%	25.4%	25.7%
Expense ratio	54.0%	55.1%	54.4%	55.3%

Combined ratio(1)	79.4%	80.8%	79.8%	81.0%

See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Cash Flow Data:

Net cash provided by operations	$19,152	$23,430	$33,058	$37,635

	June 30,	December 31,
	2007	2006

Consolidated Balance Sheet Data:

Invested assets and cash	$912,616	$897,285
Intangible assets, net	138,785	138,785
Total assets	1,401,348	1,368,333

Insurance reserves	709,233	688,027
Debt	30,740	30,690
Total stockholders’ equity	601,227	565,902

Book value per share	$13.67	$12.90

Outstanding shares	43,991	43,872

Notes to Press Release Investor Data

(1)	Includes the effect of recording revisions of prior year reserves, known as reserve development. The dollar amount of these reserve revisions were reductions of $24 and $50 for the three and six months ended June 30, 2007, respectively. These reductions had no percentage point impact on the loss ratio. The dollar amount and percentage point effect on the loss ratio for these reserve revisions were reductions of $126, or 0.1 percentage points, and $167, or 0.1 percentage points for the three and six months ended June 30, 2006, respectively.